Exhibit 99.2

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

For the Periods Ended March 31, 2005 and 2004

(unaudited)

(dollars in thousands, except per share amounts)

	Quarter Ended
	2005	2004

Operating Revenues
Electric	$926,297	$858,436
Gas	313,096	350,846
Other	104,856	79,376
Total Operating Revenues	1,344,249	1,288,658

Operating Expenses
Fuel, emission allowances and purchased power	304,963	293,890
Gas purchased	208,600	223,516
Costs of fuel resold	85,843	57,462
Operation and maintenance	331,708	310,836
Depreciation	126,486	104,857
Taxes other than income taxes	78,932	82,247
Total Operating Expenses	1,136,532	1,072,808

Operating Income	207,717	215,850

Equity in Earnings of Unconsolidated Subsidiaries	4,836	2,748
Miscellaneous Income (Expense) - Net	2,340	(15,508)
Interest Expense	64,064	67,395
Preferred Dividend Requirements of Subsidiaries	858	858

Income Before Taxes	149,971	134,837

Income Taxes	32,615	31,822

Net Income	$117,356	$103,015

Average Common Shares Outstanding - Basic	195,647	179,261

Earnings Per Common Share - Basic	$0.60	$0.57

Average Common Shares Outstanding - Diluted	196,712	181,926

Earnings Per Common Share - Diluted	$0.60	$0.57

Cash Dividends Declared Per Common Share	$0.48	$0.47

Note:  Prior year data has been reclassified to conform with current year presentation.